EXHIBIT 99.1

World Air Holdings Elects To Redeem All Convertible Debentures

PEACHTREE CITY, Ga., Feb. 22 /PRNewswire-FirstCall/ — World Air Holdings, Inc. (Nasdaq: WLDA - News) today announced that it has issued notice to the holders of its 8.0% Convertible Senior Subordinated Debentures due 2009 that it will redeem for cash all of the outstanding convertible debentures on March 24, 2005. As of Feb. 18, 2005, the company had $17,758,000 aggregate principal amount of the convertible debentures due 2009 issued and outstanding. The holders of the convertible debentures have until the close of business on March 22, 2005 to exercise conversion rights at a price of $3.20 per share. Conversion of all of the debentures at the conversion price of $3.20 would result in the issuance of 5,549,375 shares of World Air Holdings, Inc.’s common stock. These shares are reflected in World Air Holdings’ fully diluted shares outstanding.

On Dec. 30, 2003, the company issued $25,545,000 aggregate principal amount of 8% Convertible Senior Subordinated Debentures due 2009 in exchange for $22,545,000 aggregate principal amount of its then outstanding 8% Convertible Senior Subordinated Debentures due 2004 and $3 million in cash. Subsequent to the transaction, the remaining $18,000,000 aggregate principal amount of the company’s 8% Convertible Senior Subordinated Debentures due 2004 was redeemed for cash. Since the issuance of the convertible debentures due 2009, conversions to common stock reduced the outstanding convertible debentures due 2009 by a total principal amount of $7,787,000.

The annual interest expense reduction due to the combination of prior conversions and the newly announced redemption will total $2 million.

“This is a very positive step for World Air Holdings, as the lower interest expenses will continue to support our profitability goals and the elimination of the convertible debt strengthens our balance sheet,” said Randy Martinez, president and chief executive officer.

Under the terms of the debentures due 2009, they are redeemable at this time at 100 percent principal amount thereof as a result of the fact that World Air Holdings, Inc.’s common stock has traded in excess of 200 percent of the $3.20 conversion price for a specified number of trading days.

In connection with the redemption of the convertible debentures due 2009, World Air Holdings, Inc. and World Airways, Inc., obtained a consent from the guarantors of its $30 million guaranteed term loan, ILFC and the Air Transportation Stabilization Board (ATSB), on Feb. 18, 2005, which executed a Waiver to Loan Agreement dated as of Dec. 30, 2003.

World Air Holdings, Inc., based in Peachtree City, Ga., has two wholly owned subsidiaries, World Airways, Inc., and World Risk Solutions, Ltd. World Risk Solutions is an insurance company founded in 2004. World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit http://www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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